Exhibit 99.1

FOR IMMEDIATE RELEASE

CENTRAL GARDEN & PET COMPANY ANNOUNCES FISCAL 2011 THIRD QUARTER RESULTS

Third quarter sales increase to $484.3 million; Diluted EPS $0.31 per share

WALNUT CREEK, CALIFORNIA, August 3, 2011 – Central Garden & Pet Company (NASDAQ: CENT) (NASDAQ:CENTA), a leading innovator, marketer and producer of quality branded products for the lawn and garden and pet supplies markets, today reported financial results for its fiscal third quarter ended June 25, 2011.

The Company announced third quarter net sales of $484.3 million, a 4 percent increase over the comparable fiscal 2010 period. The Company’s sales gains were largely driven by the Garden Products segment which reported sales growth of 6 percent for the quarter, and an 11 percent sales increase for the nine-month period ended June 25, 2011. Third quarter operating income was $36.6 million, compared to operating income of $52.6 million in the comparable 2010 period, as the continued rise in raw material costs, change in product mix, unfavorable weather, and the Company’s continued strategic investments in marketing and brand building activities impacted results. Net interest expense was $9.8 million for the quarter ended June 25, 2011 consistent with the prior year. Net income for the quarter totaled $17.1 million, or $0.31 per fully diluted share, compared to net income of $25.9 million, or $0.40 per fully diluted share, in the year ago period.

“We continued to drive solid revenue growth in the third quarter despite a difficult environment” said Bill Brown, Chairman and Chief Executive Officer. “However, the continued significant escalation in raw material input costs, together with extreme weather conditions that suppressed our chemical and controls business and altered our product mix, negatively impacted our gross margin and bottom line results. We have implemented price increases to recover some of the input cost increases, but there is a lag in retailer implementation that impacted the quarter and will continue to cause margin pressure. Our operating income was further reduced by our long-term commitment to strategic investments in marketing and brand building. Although adversely impacted by significant commodity price increases and extreme weather during the quarter, our business remains fundamentally sound. We remain focused on bringing innovative products to the marketplace, driving operational efficiency throughout our operation, and delivering top-line and bottom-line growth over the long-term.”

At June 25, 2011, the Company’s cash and short term investments balance was $26.6 million. Depreciation and amortization expense was $7.1 million in the third quarter of 2011, consistent with the prior year. On June 9, 2011, the Company announced the amendment of its $275 million five-year senior secured revolving credit facility (the “Credit Facility”). Under the modified terms, the Credit Facility’s borrowing capacity was increased by $100 million to $375 million and the maturity date was extended by approximately one year to June 2016. The amended Credit Facility bears lower interest rates and commitment fees and requires less interest coverage. Total debt at June 25, 2011 was $450.5 million compared to $400.3 million at the end of the third fiscal quarter of 2010. The quarter ending total leverage ratio, as defined in the Company’s credit agreement, was 3.4x.

During the third quarter, the Company completed a $100 million share repurchase program approved by the Board of Directors in July 2010 and began a new $100 million share repurchase program approved by the Board of Directors and announced in June 2011. The Company repurchased $30.1 million of its common stock during the third quarter.

Third Quarter and Year-To-Date Details

Third quarter net sales for the Garden Products segment increased $14.2 million over the prior year, or 6 percent, to $257.0 million. The Garden Products segment’s branded product sales increased $20.8 million, or 10 percent, to $221.7 million. Sales of other manufacturers’ products were $35.3 million, a decrease of $6.6 million compared to the third quarter of 2010. The Garden Product segment’s operating income was $18.0 million compared to operating income of $30.1 million in the prior year.

Third quarter net sales for the Pet Products segment increased $4.6 million over the prior year, or 2 percent, to $227.3 million. The Pet Products segment’s branded product sales increased $4.4 million, or 2 percent, to $186.0 million. Sales of other manufacturers’ products were $41.3 million, in-line with the third quarter of 2010. The Pet Products segment’s operating income was $27.2 million compared to operating income of $32.6 million in the prior year.

The Company’s branded product sales increased $25.2 million, or 7 percent, to $407.7 million in the third quarter of 2011. Sales of other manufacturers’ products were $76.6 million, a decrease of $6.4 million compared to the year ago period.

For the nine months ending June 25, 2011, the Company reported net sales of $1.25 billion, an increase of 6 percent, compared to $1.18 billion in the comparable 2010 period. Branded products sales equaled $1.06 billion, up 9 percent over the comparable 2010 period. Sales of other manufacturers’ products decreased 5 percent to $196.4 million. Operating income for the period was $89.7 million compared to $113.7 million in the prior year. Net income for the nine months ended June 25, 2011 was $39.3 million compared to $54.6 million in the comparable 2010 period. Earnings per diluted share were $0.68 compared to $0.83 per share per fully diluted share in the year ago period. Depreciation and amortization for the nine month period was $21.3 million compared to $21.7 million in the comparable 2010 period.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time to discuss its third quarter results. The conference call will be accessible via the internet through Central’s website, http://www.central.com.

To access the webcast link, log on to Central’s website and locate the link in the investor relations section of the website. Alternatively, to listen to the call by telephone, dial 888-679-8034 (domestic) or 617-213-4847 (international) and enter passcode 74753751. A replay of the call will be available for three weeks by dialing 888-286-8010 (domestic) and 617-801-6888 (international) and entering passcode 17980907.

About Central Garden & Pet

Central Garden & Pet Company is a leading innovator, marketer and producer of quality branded products for the lawn & garden and pet supplies markets. Committed to new product innovation, our products are sold to specialty independent and mass retailers. Participating categories in Lawn & Garden include: Grass seed and the brands PENNINGTON®, SMART SEEDTM and THE REBELS™; wild bird feed and the brand PENNINGTON®; weed and insect control and the brands AMDRO®, SEVIN®, IRONITE® and OVER-N-OUT®; and decorative outdoor patio products and the brands NORCAL®, NEW ENGLAND POTTERY® and MATTHEWS FOUR SEASONS™. We also provide a host of other regional and application-specific garden brands and supplies. Participating categories in Pet include: Animal health and the brands ADAMS™ and ZODIAC®; aquatics and reptile and the brands OCEANIC®, AQUEON™ and ZILLA™; bird & small animal and the brands KAYTEE®, SUPER PET® and CRITTER TRAIL®; dog & cat and the brands TFH®, NYLABONE®, FOUR PAWS®, PINNACLE® and AVODERM®; and equine and the brands FARNAM®, BRONCO® and SUPER MASK®. We also provide a host of other application-specific Pet brands and supplies. Central Garden & Pet Company is based in Walnut Creek, California, and has approximately 4,300 employees, primarily in North America and Europe. For additional information on Central Garden & Pet Company, including access to the Company’s SEC filings, please visit the Company’s website at www.central.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts, including the potential for price increases to cover rising input costs and top-line and bottom-line growth over the long-term, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. These risks are described in the Central’s Annual Report on Form 10-K, filed November 19, 2010, and Central’s Quarterly Report on Form 10-Q, to be filed August 4, 2011, and other Securities and Exchange Commission filings. Central undertakes no obligation to publicly update these forward-looking statements to reflect new information, subsequent events or otherwise.

Contact: Steve Zenker

Investor Relations

Central Garden & Pet Company

925.948.3657

# # #

(Tables Follow)

Central Garden & Pet Company

Condensed Consolidated Statements of Income

(Unaudited)

(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	June 26, 2010	June 25, 2011	June 26, 2010	June 25, 2011
Net sales	$465,486	$484,303	$1,176,658	$1,251,746
Cost of goods sold and occupancy	302,712	334,914	764,926	856,031

Gross profit	162,774	149,389	411,732	395,715
Selling, general and administrative expenses	110,134	112,795	298,049	305,974

Income from operations	52,640	36,594	113,683	89,741
Interest expense	(9,797)	(9,948)	(24,555)	(28,330)
Interest income	1	140	12	333
Other income	42	318	428	116

Income before income taxes and noncontrolling interest	42,886	27,104	89,568	61,860
Income taxes	15,860	9,879	33,026	21,952

Income including noncontrolling interest	27,026	17,225	56,542	39,908
Net income attributable to noncontrolling interest	1,153	144	1,943	653

Net income attributable to Central Garden & Pet Company	$25,873	$17,081	$54,599	$39,255

Net income per share attributable to Central Garden & Pet Company:
Basic	$0.41	$0.32	$0.84	$0.68

Diluted	$0.40	$0.31	$0.83	$0.68

Weighted average shares used in the computation of net income per share:
Basic	63,810	54,020	64,879	57,635
Diluted	64,606	54,498	65,716	58,115

Central Garden & Pet Company

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

ASSETS	June 26, 2010	June 25, 2011	(See Note 1) September 25, 2010
Current assets:
Cash and cash equivalents	$91,623	$11,233	$91,460
Short term investments	—	15,320	15,320
Accounts receivable—net	223,845	257,418	192,422
Inventories	306,118	343,788	285,964
Prepaid expenses and other	30,643	40,095	42,733

Total current assets	652,229	667,854	627,899
Land, buildings, improvements and equipment—net	162,352	171,187	165,281
Goodwill	208,630	209,348	207,319
Other intangible assets—net	99,828	85,705	86,798
Deferred income taxes and other assets	60,668	21,638	43,587

Total	$1,183,707	$1,155,732	$1,130,884

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$119,869	$115,380	$112,611
Accrued expenses	101,312	92,678	81,418
Current portion of long-term debt	201	198	165

Total current liabilities	221,382	208,256	194,194
Long-term debt	400,138	450,266	400,106
Other long-term obligations	4,223	4,104	4,441
Total Central Garden & Pet Company shareholders’ equity	556,537	492,506	530,696
Noncontrolling interest	1,427	600	1,447

Total equity	557,964	493,106	532,143

Total	$1,183,707	$1,155,732	$1,130,884